Exhibit 10.1

May 15, 2026

Dear Bill:

In connection with your potential decision to retire from Stryker and to develop a plan for transitioning your roles and responsibilities prior to such retirement decision, it is with pleasure that I hereby confirm our offer for you to serve as Advisor to the Chief Financial Officer (“CFO”), reporting to Preston Wells, beginning on September 1, 2026 until August 15, 2027 (“Advisory Period”).

If you choose to accept this offer, as Advisor to the CFO your responsibilities during the Advisory Period would include the following:

•	transition your responsibilities as the Vice President, Chief Accounting Officer to the new leaders responsible for the areas of responsibility you currently lead,

•	provide advice and information related to finalizing quarter-end and year-end financials, ensuring compliance and accuracy throughout each cycle,

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serve as a key advisor to the CFO and other senior finance leadership of Stryker with regard to complex technical accounting issues or topics as they arise, delivering expert recommendations to support informed decision-making,

•

assist with the planned transition of any relationships or contracts with third party entities providing services to Stryker for which you have responsibility, facilitating a seamless handover and maintaining continuity of services,

•	execute materials required to remove yourself as an officer or signer on behalf of Stryker or any of its affiliated entities, as necessary, and

•	provide other leadership and support as requested by Stryker for other matters.

At the end of the Advisory Period, your employment with Stryker will end. The terms of your compensation and benefits will remain the same as is currently in effect through the end of the Advisory Period, which for the avoidance of doubt will include the following:

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Your salary will remain at the annualized amount of $510,000. You will not be eligible for salary increases during Stryker’s regular compensation review process in 2027 or at any time during the term of your Advisory Period.

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You will continue to be eligible for the 2026 annual incentive bonus with a target bonus percentage of 50% ($255,000) of your annual salary. Terms of the bonus and your objectives will remain consistent with the applicable Bonus Plan for 2026. Payout of the bonus will be made at the time bonuses are paid to other Stryker employees in 2027. You will not be eligible for an annual incentive bonus or any prorated bonus for services provided during 2027.

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Your participation in Stryker’s 401(k) plan, Supplemental Savings and Retirement Plan and stock awards including stock options and RSUs will continue to be governed by the terms of those plans. Included in these terms is the ongoing vesting of granted stock awards through the end of the Advisory Period. You will not be eligible to receive any new stock awards during the term of your Advisory Period.

Other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

To accept this offer, please sign this letter on the space provided below and return it to me. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Katy Fink

Katy Fink

Vice President, Chief Human Resources Officer

I accept this offer of employment during the Advisory Period and confirm my resignation in any capacity with Stryker as of August 15, 2027 and agree to the terms and conditions outlined in this letter:

/s/ William E. Berry Jr.	05/15/2026
William E. Berry Jr.	Date

c: Employee file, Preston Wells